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                                                                    EXHIBIT 10.2


August 3, 1999



Mr. Kenneth E. Stefanov

Dear Ken:

The following should constitute the employment agreement by and between Cleveland Indians Baseball Company, Inc., an Ohio Corporation, (The Club) and you, and shall, upon acceptance by you, serve as an Employment Contract dated August 3, 1999.

1.       TERM

         A. Subject to the terms and conditions set forth below, The Club agrees to employ you as Vice President of Finance, for a period commencing on the date of your acceptance as set forth below and ending December 31, 2001, subject to subsection B below.

         B. The Club shall have the unilateral option to extend the term of this Agreement through December 31, 2002 at a salary of $204,000.00 for the year 2002. Such option may be exercised by written notice personally delivered to you at The Club's offices on or before December 31, 2000.

         C.       Your salary shall be paid each calendar year in twenty-four
                  (24) equal semi-monthly installments.

2.       SALARY

         A Your salary as Vice President of Finance under this Agreement shall be as follows:

                  January 1, 1999 through December 31, 1999 at the rate of $162,000.00 per year.

                  January 1, 2000 through December 31, 2000 at the rate of $175,000.00 per year.

                  January 1, 2001 through December 31, 2001 at the rate of $189,000.00 per year.

                  Option Year: January 1, 2002 through December 31, 2002 $204,000.00.

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Mr. Ken Stefanov
August 3, 1999
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         B.       DEFERRED COMPENSATION PLAN. On or before December 1 of the year immediately preceding any calendar year, you may elect to defer the payment of not more than 50% of the salary otherwise payable under subsection (A) of this Section 2 and 100% of any bonus payments for such calendar year and on June 15 of such calendar year (or, if later, the date that any bonus payment would otherwise have been payable), the Club shall deposit such deferred compensation in a trust, the earnings of which are not currently taxable for federal income tax purposes, which shall be established by the Club to provide deferred compensation to you in accordance with this subsection (B) (the "Deferred Compensation Account"); a copy of such trust is attached hereto as Exhibit I. Notwithstanding the foregoing, if you terminate employment, die or become "permanently disabled" (as defined under Section 10) during a calendar year, the amount to be credited to the Deferred Compensation Account for that year shall be equal to the portion of the deferred amount that you actually earned through the date of your termination of employment, death or permanent disability. The fair market value of the Deferred Compensation Account, as determined under clause (i) of this subsection (B), shall be paid by the Club to you, or in the case of your death, to your beneficiary, in ten installments, commencing on the first business day of January of the calendar year following the earlier of (a) the date of your death or permanent disability or (b) the later of (i) termination of your employment with the Club or (ii) your fifty-fifth (55) birthday. The payments will be computed in accordance with the following schedule.

                                                        Percentage of
                                                      Fair Market Value
                                 Payment                 of Deferred
                                  Number             Compensation Account
                                  ------             --------------------
                                    1                        10%
                                    2                        11.11%
                                    3                        12.5%
                                    4                        14.28%
                                    5                        16.67%
                                    6                        20%
                                    7                        25%
                                    8                        33.33%
                                    9                        50%
                                   10                        100%

                  (i) INVESTMENT POLICY. Any deferred compensation payments credited to the Deferred Compensation Account pursuant to this subsection (B) and all income attributable to such amounts (net of expenses) shall be invested and reinvested in accordance with the trust agreement described herein until such time as the Deferred Compensation Account is paid by the Club to you, or your beneficiary, as applicable.

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Mr. Ken Stefanov
August 3, 1999
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                  (ii)      DEATH BENEFITS. You shall be entitled to designate a
                            beneficiary (or beneficiaries) who shall be entitled to receive that portion of your undistributed Deferred Compensation Account, as determined under the first paragraph of this subsection (B) if you die before receiving the total value of the Deferred Compensation Account. The designation of a beneficiary (or beneficiaries) must be made in writing on a form substantially similar to the form attached as Exhibit II to this Agreement and delivered to the Club. You may change or revoke a beneficiary designation by filing a new designation or notice of revocation with the Club. If you fail to designate a beneficiary or if no designated beneficiary survives you, the Club shall pay any amounts payable pursuant to this subsection (B) to your surviving spouse, and to your personal representative if there is no surviving spouse.

                  (iii) HARDSHIP. Regardless of the date on which payment of the deferred compensation under this subsection (B) otherwise is to be paid, in the event of your hardship, payment of all or a portion of the fair market value of the Deferred Compensation Account can be accelerated by the Club's determination of hardship. The Club shall have sole discretion as to whether a hardship has occurred and if so, also shall have sole discretion to determine the amount of deferred compensation that may be distributable to you in order to alleviate that hardship. For this purpose, hardship shall mean any emergency or necessity affecting your personal or family affairs having a significant adverse financial effect.

                  (iv) NO FORFEITURE OF DEFERRED COMPENSATION. All deferred compensation credited to the Deferred Compensation Account shall be nonforfeitable.

                  (v) DEBITING OF DEFERRED COMPENSATION ACCOUNT. Once an amount of deferred compensation has been paid, such amount shall be debited from the Deferred Compensation Account and shall cease to exist.

                  (vi) PARTICIPANT'S RIGHTS ARE UNFUNDED AND UNSECURED. Notwithstanding the creation of the trust described herein, all deferred compensation benefits under this subsection (B) are unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended. You (or your beneficiary's) right to receive a distribution hereunder shall be an unsecured claim against the general assets of the Club or the trust referred to herein. Any deferred compensation benefits payable hereunder to you or your beneficiary may be payable out of the trust established by the Club, or may be payable from the general assets of the Club.

                  (vii) ANTI-ASSIGNMENT. No right or deferred compensation payment under this subsection (B) shall be subject to alienation, sale or assignment.

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Mr. Ken Stefanov
August 3, 1999
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         C.       Post Season Bonus. In the event that the Club participates in a division playoff series, league championship series or the World Series during any championship season during the term of this Agreement, including either option year if the applicable option has been exercised, you shall be entitled to receive a bonus equal to one-quarter (25%) of a player's share payable to the Club's players as determined pursuant to Major League Rule 45(b)(2) as the same shall be amended from time to time.

3.       GROUP PLAN

In addition to all other rights and benefits under this Agreement, you shall be eligible to participate in current or future plans which may be provided by The Club for the benefit of its employees, provided that you qualify, and subject to such plans terms and conditions. You may participate in, among other things, any and all group life insurance policies, plans, and medical and health benefits maintained by or on behalf of The Club to the fullest extent possible in accordance with the terms and provisions hereof.

4.       EXPENSES

You will be entitled to incur on behalf of The Club reasonable and necessary expenses in connection with your duties, in accordance with The Club's customary practice including the following:

         A. Expenses incurred in connection with your business use of an automobile which will be provided by the Club for your exclusive use;

         B. Travel Expenses, consistent with The Club's customary policies, incurred by you on approved Club business trips.

5.       JOB DESCRIPTION

During the term of your employment, you shall faithfully perform the duties and have the responsibilities of Vice President of Finance. You agree to devote your full time energies, talent and best efforts exclusively to your duties as Vice President of Finance and to such other duties that may be assigned to you by the Executive Vice President of Business.

6.       PUBLIC CONTACT

You agree to conduct yourself with propriety and due regards to public convention and morals, and agree not to engage in conduct which is detrimental to or contrary to the rules of the Cleveland Indians Baseball Company, Inc., Major League Baseball and the American League of Professional Baseball Clubs, and you further agree to abide by and be subject to the discipline of the Commissioner of Major League Baseball and his decisions rendered in accordance with the Professional Baseball Agreement.

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Mr. Ken Stefanov
August 3, 1999
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7.       DEATH OR DISABILITY

Your death or permanent disability during the term of this agreement shall immediately terminate this agreement. For the purposes of this Section 7, permanent disability is defined as any condition caused by an accident, sickness or otherwise, which, in the reasonable judgment of the President and Chief Executive Officer of the Club, if any, the Chairman of the Board or the Board of Directors, disables, or may in the future disable, you from substantially performing the duties and services required under this agreement for a period of 120 days, whether consecutive or non-consecutive, in any 12-month period. Upon termination of this Agreement pursuant to this Section 7, you shall be entitled to no compensation or any of the other rights or benefits provided in this agreement not already earned as of the date of such termination or otherwise required by law. Provided, however, that upon your death, your primary beneficiary shall be entitled to six (6) month's continued compensation and benefits provided in this Agreement to you as of the date of your death.

8.       TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION

In the event that you fail to observe and comply with the provisions of this Agreement in any material respect, or in the event of your fraud or dishonesty in the performance of your duties, The Club may discharge you prior to the expiration of this Agreement by giving you written notice, which notice shall state the specific facts upon which the discharge is based. In the event of such discharge, or if you terminate your employment hereunder voluntarily, you shall be entitled to no compensation or any of the other rights or benefits provided in this Agreement not already earned as of the date of such discharge or termination, except as otherwise required by law. Both parties agree, however, that you shall have no right to terminate this Agreement voluntarily.

9.       TERMINATION WITHOUT CAUSE

You agree that should you be discharged from your duties without cause, you are obligated to seek, and if offered, accept other comparable employment, either from another Major League Club or from other Baseball or non-baseball employer. In the event that you are so discharged without cause, you will receive not less than five (5) days written notice of such discharge. The compensation due by The Club under this Agreement will be reduced by any compensation which you receive from such other employment following such termination. The amount to be deducted includes, but is not limited to, compensation or any free services, including, salary, bonuses, fees, commissions, payments in kind, and similar items, and the reasonable value of service rendered by you should you become self-employed following termination.

10.      BINDING EFFECT

This Agreement shall be binding upon, and shall inure to the benefit of, both you and The Club. This Agreement may not be assigned or transferred without consent of both parties.

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Mr. Ken Stefanov
August 3, 1999
Page 6



11.      ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement of the parties and supersedes in its entirety any prior Agreements, arrangements and understandings between the parties with respect to the subject matter thereof, and no amendment hereof shall be deemed valid unless in writing and signed by both parties hereto.


12.      GOVERNANCE

This Agreement is subject to and is governed by, all applicable rules of Major League Baseball and the American League of Professional Baseball Clubs, and any rules and regulations which The Club may announce from time to time.

Very truly yours,

CLEVELAND INDIANS BASEBALL COMPANY, INC.



By:      Richard E. Jacobs
         President & CEO                             Accepted:



/s/ Richard E. Jacobs                                /s/ Kenneth E. Stefanov
----------------------------                         ---------------------------
         Signature                                           Signature


August 3, 1999                                       August 3, 1999
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         Date                                                Date